EX-99.1

SHOE CARNIVAL ANNOUNCES NEW $50 MILLION SHARE REPURCHASE PROGRAM AND DECLARES QUARTERLY CASH DIVIDEND

Company to Pay Quarterly Cash Dividend of $0.09 Per Share

FOR IMMEDIATE RELEASE

Evansville, Indiana, December 15, 2022 – Shoe Carnival, Inc. (NASDAQ: SCVL) (the “Company”), a leading retailer of footwear and accessories for the family, today announced that its Board of Directors authorized a new share repurchase program for up to $50 million of its outstanding common stock, effective January 1, 2023. In addition, its Board of Directors approved the payment of a quarterly cash dividend of $0.09 per share to be paid on January 23, 2023, to shareholders of record as of the close of business on January 9, 2023.

The new share repurchase program will replace an existing $50 million share repurchase program that was authorized on December 16, 2021 and will expire in accordance with its terms on December 31, 2022. Additional purchases may be made under the existing share repurchase program prior to its expiration.

“We are very proud of our history of providing shareholder return through dividends and share repurchases. With this final dividend for our fiscal year 2022, we will have returned to shareholders over $40 million in fiscal 2022 and over $275 million to shareholders during the last decade,” said Mark Worden, Shoe Carnival’s President and Chief Executive Officer. “As we plan for fiscal 2023, we are committed to growing in size and scale and increasing our shareholder value.”

The purchases under the new share repurchase program may be made in the open market or through privately negotiated transactions from time-to-time through December 31, 2023, and in accordance with applicable laws, rules and regulations. Repurchases may also be made pursuant to a Rule 10b5-1 plan, which, if adopted by the Company, would permit shares to be repurchased in accordance with pre-determined criteria when the Company might otherwise be prohibited from doing so under insider trading laws or because of self-imposed trading blackout periods. The share repurchase program may be amended, suspended or discontinued at any time and does not commit the Company to repurchase shares of its common stock. The Company intends to fund the share repurchase program from cash on hand and any shares acquired will be available for stock-based compensation awards and other corporate purposes.

The actual number and value of the shares to be purchased will depend on the performance of the Company’s stock price and other market and economic factors.

Future declarations of dividends are subject to approval of the Board of Directors and will depend on the Company's results of operations, financial condition, business conditions and other factors deemed relevant by the Board of Directors.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of December 15, 2022, the Company operates 397 stores in 35 states and Puerto Rico under its Shoe Carnival and Shoe Station banners and offers shopping at www.shoecarnival.com. Headquartered in Evansville, IN, Shoe Carnival, Inc. trades on The Nasdaq Stock Market LLC under the symbol SCVL. Press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

W. Kerry Jackson

Shoe Carnival Investor Relations

(812) 867-4034